Free Writing Prospectus Relating to the Preliminary Prospectus Supplement dated May 8, 2024 To the Prospectus dated March 15, 2023	Filed pursuant to Rule 433 Registration Statement No. 333-270548

Reinsurance Group of America, Incorporated

$650,000,000 5.750% Senior Notes due 2034

Final Term Sheet

Dated May 8, 2024

Issuer	Reinsurance Group of America, Incorporated

Security	SEC Registered 5.750% Senior Notes due 2034

Principal Amount	$650,000,000

Trade Date	May 8, 2024

Settlement Date (T+3)*	May 13, 2024

Maturity Date	September 15, 2034

Coupon	5.750%

Public Offering Price	99.287% of the principal amount

Underwriting Discount	0.650%

Net Proceeds to Issuer (after underwriting discount and before expenses)	$641,140,500

Yield to Maturity	5.844%

Benchmark Treasury	4.000% due February 15, 2034

Benchmark Treasury Price / Yield	96-04 / 4.494%

Spread to Benchmark Treasury:	+ 135 basis points

Interest Payment Dates	March 15 and September 15, commencing September 15, 2024

Optional Redemption Provisions

Make-whole call	At any time prior to June 15, 2034 (3 months prior to maturity) at a discount rate of Treasury plus 25 basis points

Par call	On or after June 15, 2034 (3 months prior to maturity)

Authorized Denominations	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN	759351 AS8 / US759351AS87

Expected Ratings (Moody’s / S&P)**	Baa1 / A

Joint Book Running Managers	BofA Securities, Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers	Credit Agricole Securities (USA) Inc. HSBC Securities (USA) Inc. SMBC Nikko Securities America, Inc.

(*)

It is expected that delivery of the notes will be made against payment therefor on or about May 13, 2024, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before the date of delivery of the notes in this offering will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to two business days before the date of delivery of the notes in this offering should consult their own advisors.

(**)

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The Issuer has filed a registration statement (including a prospectus, which consists of a preliminary prospectus supplement dated May 8, 2024 and an accompanying prospectus dated March 15, 2023) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: BofA Securities, Inc. at (800) 294-1322, U.S. Bancorp Investments, Inc. at (877) 558-2607 or Wells Fargo Securities, LLC at (800) 645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.